Exhibit 4.1

British Columbia The Best Place on Earth	Ministry of Finance BC Registry Services	Mailing Address: PO Box 9431 Stn Prov Govt. Victoria BC V8W 9V3 WWW. Corporateonline.gov.bc.ca	Location: 2nd Floor – 940 Blanshard St. Victoria BC 250 356-8626

Notice of Alteration

FORM 11
BUSINESS CORPORATIONS ACT
Section 257

NOTICE OF ALTERATION

Incorporation Number: BC0634846	Name of Company: CHINA TELETECH LIMITED

Alteration Effective Date:

The alteration is to take effect at the time that this application is filed with the Registrar.

Authorized Share Structure

1. 250,000,000	Class “A” Common Shares	Without Par Value
2. 10,000,000	Class “A” Preferred Shares	Without Par Value